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                                                                   EXHIBIT 23.1


The Board of Directors
Calypte Biomedical Corporation

     We consent to the incorporation by reference in the registration statement (No. 333-16769) on Form S-8, the registration statement (No. 333-38417) on Form S-3, and the registration statement (No. 333-66765) on Form S-3 of Calypte Biomedical Corporation of our report dated February 5, 1999 relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Calypte Biomedical Corporation.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       /s/ KPMG LLP


San Francisco, California
March 24, 1999